Exhibit 2.1

ANNEX B

4442636 CANADA INC.

— and —

4442644 CANADA INC.

— and —

BIOMIRA INC.

— and —

BIOMIRA CORPORATION

— and —

4442652 CANADA INC.

ARRANGEMENT AGREEMENT

SEPTEMBER 11, 2007

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Number and Gender	4
1.3	Deemed Currency	4
1.4	Headings, etc.	4
1.5	Time of Essence	5
1.6	Statutory References	5
1.7	Schedules	5
1.8	Date for any Action	5
1.9	Governing Law	5
1.10	Attornment	5

ARTICLE 2 THE ARRANGEMENT		6
2.1	Plan of Arrangement	6
2.2	Biomira Meeting	6
2.3	Information Circular	6

ARTICLE 3 PUBLICITY		6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		7
4.1	Representations and Warranties of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2	7
4.2	Survival of Representations and Warranties	8

ARTICLE 5 COVENANTS		8
5.1	Recommendation of Arrangement	8
5.2	Representations and Warranties	8
5.3	Notice of Material Change	8
5.4	Other Covenants	8
5.5	Listing of Biomira US Shares	8
5.6	Securities and Corporate Compliance	8
5.7	Assumption of Rights Under Biomira Plans	8

ARTICLE 6 MUTUAL COVENANTS		9
6.1	Other Filings	9
6.2	Additional Agreements	9
6.3	Privacy Issues	9

ARTICLE 7 CONDITIONS		11
7.1	Mutual Conditions Precedent	11
7.2	Conditions Precedent to the Obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2	12
7.3	Conditions Precedent to the Obligations of Biomira	12
7.4	Merger of Conditions	13

ARTICLE 8 TERMINATION		13
8.1	Termination	13
8.2	Effect of Termination	13

B-i

ARTICLE 9 GENERAL		14
9.1	Entire Agreement	14
9.2	Notices	14
9.3	Amendment	15
9.4	Waiver	15
9.5	Assignment	15
9.6	Further Assurances	15
9.7	Expenses	15
9.8	Severability	15
9.9	Counterparts	16

B-ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made as of the 11th day of September, 2007,

AMONG:

4442636 CANADA INC., a corporation incorporated under the laws of Canada (“Biomira Canco”)

— and —

4442644 CANADA INC., a corporation incorporated under the laws of Canada (“Biomira Sub-1”)

— and —

BIOMIRA INC., a corporation incorporated under the laws of Canada (“Biomira”)

— and —

BIOMIRA CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Biomira US”)

— and —

4442652 CANADA INC., a corporation incorporated under the laws of Canada (“Biomira Sub-2”)

WHEREAS:

1.                                       Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 have agreed to proceed with a corporate restructuring by way of an arrangement under the provisions of the CBCA whereby the principal business and assets of Biomira will, upon completion of the Arrangement, be combined with those of Biomira Sub-2;

2.                                       Biomira proposes to convene a special meeting of the Biomira Shareholders to consider the Arrangement pursuant to section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement attached as Schedule 1 hereto; and

3.                                       Each of the Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 have agreed to participate in and support the Arrangement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1          Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings, respectively, and grammatical variations of such words and terms shall have corresponding meanings:

(a)                                  “Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this arrangement agreement, as the same may be amended or supplemented from time to time;

(b)                                 “Applicable Privacy Laws” has the meaning ascribed thereto in section 6.3(a)(i);

(c)                                  “Arrangement” means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

(d)                                 “Arrangement Resolution” means the special resolution of the Biomira Shareholders approving the Arrangement and this Agreement to be voted on at the Biomira Meeting;

(e)                                  “Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement;

(f)                                    “Biomira” means Biomira Inc., a corporation incorporated under the Laws of Canada;

(g)                                 “Biomira Canco” means 4442636 Canada Inc., a corporation incorporated under the laws of Canada;

(h)                                 “Biomira Common Shares” means the common shares in the share capital of Biomira, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira;

(i)                                     “Biomira Meeting” means the special meeting of Biomira Shareholders (including any adjournments or postponements thereof) that is to be convened to consider and, if deemed advisable, to approve the Arrangement Resolution;

(j)                                     “Biomira Preferred Shares” means the non-voting redeemable Class A preference shares in the share capital of Biomira, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira;

(k)                                  “Biomira Restricted Share Unit Plan” means the restricted share unit plan of Biomira;

(l)                                     “Biomira Shareholder” means a registered holder of Biomira Shares from time to time, and “Biomira Shareholders” means all of such registered holders of Biomira Shares;

(m)                               “Biomira Share Option Plan” means the share option plan of Biomira;

(n)                                 “Biomira Shares” means, collectively, Biomira Common Shares and Biomira Preferred Shares;

(o)                                 “Biomira Sub-1” means 4442644 Canada Inc., a wholly-owned Subsidiary of Biomira Canco incorporated under the laws of Canada;

(p)                                 “Biomira Sub-2” means 4442652 Canada Inc., a wholly-owned Subsidiary of Biomira US incorporated under the Laws of Canada;

(q)                                 “Biomira US” means Biomira Corporation, a corporation incorporated under the laws of the State of Delaware;

(r)                                    “Biomira Warrants” means the outstanding warrants to acquire Biomira Common Shares;

(s)                                  “Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday in Edmonton, Alberta, or a day on which banks in Edmonton, Alberta are not open for business;

(t)                                    “CBCA” means the Canada Business Corporations Act R.S.C. 1985, c. C-44, as amended;

(u)                                 “Common Shares” means the common shares in the share capital of Biomira US having the rights, privileges, restrictions and conditions set forth in the articles of incorporation of Biomira US;

(v)                                 “Court” means the Court of Queen’s Bench of Alberta;

(w)                               “Director” means the Director appointed under section 260 of the CBCA;

(x)                                   “Disclosed Personal Information” has the meaning ascribed thereto in section 6.3(b);

(y)                                 “Dissenting Shareholder” means any Biomira Shareholder, who, in connection with the Arrangement Resolution, exercises the right to dissent available to such Biomira Shareholder pursuant to section 190 of the CBCA in strict compliance with the provisions thereof, as modified by the Interim Order and this Agreement, and thereby becomes entitled to receive, if the Arrangement is completed, the fair value of such Biomira Shareholder’s Biomira Shares;

(z)                                   “Effective Date” means the date the Arrangement becomes effective under the CBCA;

(aa)                            “Effective Time” means 12:01 a.m. (Edmonton time) on the Effective Date;

(bb)                          “Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(cc)                            “Final Order” means the order of the Court approving the Arrangement pursuant to subsection 192(4) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(dd)                          “Governing Documents” means the certificate and articles of incorporation/continuance and the by-laws of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, as amended;

(ee)                            “Government Authority” means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question, including without limitation Securities Authorities;

(ff)                                “Information Circular” means the notice of the Biomira Meeting and the accompanying proxy statement/prospectus to be sent to Biomira Shareholders in connection with the Biomira Meeting;

(gg)                          “Interim Order” means an interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Biomira Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(hh)                          “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Government Authority, statutory body, self-regulatory authority or securities exchange or securities market (including the TSX and NASDAQ), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Government Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(ii)                                  “Material Adverse Effect” means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities or business of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the

case may be, provided, however, that a Material Adverse Effect shall not include an adverse effect resulting from a change:

(i)                                     which arises out of or in connection with a matter that has been publicly disclosed or otherwise disclosed in writing to Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, or their respective representatives by Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, or their respective representatives prior to the date of this Agreement;

(ii)                                  resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere;

(jj)                                  “material change” has the meaning ascribed thereto in the Securities Act (Alberta);

(kk)                            “material fact” has the meaning ascribed thereto in the Securities Act (Alberta);

(ll)                                  “NASDAQ” means The Nasdaq Global Market tier of The Nasdaq National Market;

(mm)                      “Parties” means the parties to this Agreement, and “Party” means any one of them;

(nn)                          “Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, syndicate, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, limited liability company, unlimited liability company, unincorporated association or organization, Government Authority, syndicate or other entity or organization, whether or not having legal status;

(oo)                          “Personal Information” has the meaning ascribed thereto in section 6.3(a)(ii);

(pp)                          “Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over any Party or the Subsidiary of any Party which is required or advisable to be obtained in order to permit the Arrangement to be effected, and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions;

(qq)                          “Securities Authorities” means the appropriate securities commissions or similar regulatory authorities in Canada (and each of the provinces and territories thereof) and in the United States (and each of the states and territories thereof), and the TSX and NASDAQ;

(rr)                                “Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta); and

(ss)                            “TSX” means the Toronto Stock Exchange.

1.2          Number and Gender

Where the context so requires in this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3          Deemed Currency

In the absence of a specific designation of any currency any un-described dollar amount herein shall be deemed to refer to Canadian dollars.

1.4          Headings, etc.

The division of this Agreement into Articles, Sections, subsections, paragraphs and clauses, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles, Sections, subsections, paragraphs, clauses, recitals or Schedules refer to Articles, Sections, subsections, paragraphs, clauses, recitals or Schedules of and to this Agreement in which such reference is made.

1.5          Time of Essence

Time is of the essence of this Agreement.

1.6          Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulations or rules in force from time to time and any statute, regulation or rule that supplements or supersedes such statute or regulation.

1.7          Schedules

Schedule 1 annexed to this Agreement, being the Plan of Arrangement, is incorporated by reference into and forms part of this Agreement.

1.8          Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.9          Governing Law

This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein (without reference to conflicts of laws principles).

1.10        Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

ARTICLE 2
THE ARRANGEMENT

2.1          Plan of Arrangement

As soon as reasonably practicable following the execution and delivery of this Agreement, Biomira shall file, proceed with and diligently prosecute an application pursuant to subsection 192(3) of the CBCA for the Interim Order providing for, among other things, the calling and holding of the Biomira Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution. Provided all necessary approvals for the Arrangement Resolution are obtained from the Biomira Shareholders, Biomira shall forthwith submit the Arrangement to the Court and apply for the Final Order. Upon issuance of the Final Order and subject to the conditions in Article 7, Biomira shall forthwith proceed to file with the Director pursuant to subsection 192(6) of the CBCA, the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement and implement the Plan of Arrangement.

2.2          Biomira Meeting

Subject to section 2.1, Biomira shall hold the Biomira Meeting as soon as reasonably practicable and, in the event of any adjournment or postponement of the Biomira Meeting, Biomira shall reconvene and hold the Biomira Meeting as soon as reasonably practicable thereafter.

2.3          Information Circular

As promptly as reasonably practicable after execution of this Agreement, Biomira, in consultation with Biomira US, shall complete the preparation of the Information Circular together with any other documents required by the CBCA, the Securities Act (Alberta) and other applicable securities and corporate Laws in connection with the Arrangement, and Biomira US shall co-operate with Biomira in respect thereof, and Biomira shall cause the Information Circular and other documentation required in connection with the Biomira Meeting to be sent to each Biomira Shareholder (and to any other Person required to be sent the Information Circular pursuant to applicable securities or corporate Laws) in accordance with applicable Laws, the provisions of the Governing Documents of Biomira and the requirements of any Government Authority, provided that the Information Circular and other documentation required in connection with the Arrangement shall be sent to the Biomira Shareholders (and any other such Person) only with Biomira US’s prior written consent (such consent not to be unreasonably withheld). Biomira shall give Biomira US timely opportunity to review and comment on the Information Circular and all such other documentation prior to sending the Information Circular and such other documentation to the Biomira Shareholders.

ARTICLE 3
PUBLICITY

Except in any disclosure required for the Information Circular, so long as this Agreement is in effect, each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall advise, consult and cooperate with the other Parties prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written public or private statement to the press with respect to this Agreement, the transactions contemplated hereby or any other matters from the date hereof until the Effective Time. None of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall issue any such news release or make any such written public or private statement prior to such consultation, except as may be required by applicable Law, including, for greater certainty, in order to fulfil Biomira’s or Biomira US’s continuous disclosure obligations under applicable securities Laws, or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult with the other Parties, taking into account the time constraints to which it is subject as a result of such Law or obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2

Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 hereby represents and warrants to and in favour of each of the others (with respect to itself and not the other parties) that as of the date of this Agreement:

(a)                                  Organization and Qualification

It is a corporation duly incorporated and organized and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and capacity to own its properties and carry on its business as now owned and being conducted. It is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect.

(b)                                 Authority Relative to this Agreement

It has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors, and except as contemplated herein, no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and constitutes a valid, legal and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(c)                                  No Violations

Neither the execution and delivery of this Agreement by it, the consummation of the transactions contemplated hereby nor the fulfillment and compliance by it with any of the terms and provisions hereof will:

(i)                                     violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (A) its Governing Documents or (B) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which it is a party or to which it, or any of its properties or assets, may be subject or by which it is bound (except, in the case of each of clauses (A) and (B), for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect or materially affect the ability of any of the Parties to consummate the transactions contemplated by this Agreement);

(ii)                                  subject to compliance with the statutes and regulations referred to below, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to it; or

(iii)                               cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect.

4.2          Survival of Representations and Warranties

For greater certainty, the representations and warranties of each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 contained herein shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

ARTICLE 5
COVENANTS

5.1          Recommendation of Arrangement

The board of directors of Biomira shall recommend to the Biomira Shareholders the approval of the Arrangement Resolution and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Biomira US such recommendation or take any action or make any statement in connection therewith at the Biomira Meeting inconsistent with such recommendation.

5.2          Representations and Warranties

Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 covenants and agrees that from the date hereof until termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representation and warranties set out in section 4.1 being untrue in any material respect.

5.3          Notice of Material Change

From the date hereof until the earlier of the termination of this Agreement and the Effective Date, each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 shall promptly notify each of the other Parties in writing of:

(a)                                  any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of such Party;

(b)                                 any change in the facts relating to any representation or warranty set out in section 4.1 given by such Party which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c)                                  any material fact relating to such Party which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

Each of the Parties shall in good faith discuss with each of the other Parties any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2, as the case may be, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other Parties pursuant to this section 5.3.

5.4          Other Covenants

Each of the Parties covenants and agrees that it shall:

(a)                                  use all commercially reasonable efforts to complete the Arrangement upon filing of the Articles of Arrangement, subject only to the terms and conditions hereof and thereof;

(b)                                 use all commercially reasonable efforts to obtain all appropriate Regulatory Approvals; and

(c)                                  not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or the termination of this Agreement, whichever is first.

5.5          Listing of Biomira US Shares

Biomira US shall take all steps necessary to have all the Common Shares issued pursuant to the Arrangement conditionally approved for listing on the TSX and NASDAQ, on or before the Effective Date.

5.6          Securities and Corporate Compliance

Biomira US shall use all commercially reasonable efforts to obtain all orders required from the applicable Securities Authorities to permit the issuance and first resale of the Common Shares to be issued pursuant to the Arrangement without qualification with, or approval of, or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Government Authority under any applicable federal, provincial, state or territorial securities or other Laws or pursuant to the rules and regulations of any Government Authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resale, any restrictions on transfer by reason of, among other things, a holder being a “control person” of Biomira US for purposes of Canadian federal, provincial or territorial securities Laws).

5.7          Assumption of Rights Under Biomira Plans

As of the Effective Time, Biomira US shall assume the obligations of Biomira under each of the Biomira Share Option Plan, the Biomira Restricted Share Unit Plan and the Biomira Warrants all on the terms contained therein, subject to any amendments or modifications required to be made to such plans to give effect to the Arrangement as set forth in the Plan of Arrangement.

ARTICLE 6
MUTUAL COVENANTS

6.1          Other Filings

Biomira US and Biomira shall, as promptly as practicable hereafter, prepare and file all filings required under any securities Laws, the rules of the TSX and NASDAQ or any other applicable Laws relating to the transactions contemplated hereby.

6.2          Additional Agreements

Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)                                  to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any Persons as may be required pursuant to any agreement, arrangement or understanding relating to Biomira’s operations);

(b)                                 to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(c)                                  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

(d)                                 to effect all necessary registrations and other filings and submissions of information requested by Government Authorities; and

(e)                                  to fulfill all conditions and satisfy all provisions of this Agreement.

For purposes of the foregoing, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

6.3          Privacy Issues

(a)                                  For the purposes of this section 6.3, the following definitions shall apply:

(i)                                     “Applicable Privacy Laws” means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial Law including the Personal Information Protection Act (Alberta); and

(ii)                                  “Personal Information” means information about an individual.

(b)                                 The Parties hereto acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)                                  Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(d)                                 Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information relates solely to the completion of the Arrangement.

(e)                                  Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable Laws to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)                                    Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the

Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the Arrangement.

(g)                                 Each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)                                 Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the first Party, or, at such Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

ARTICLE 7
CONDITIONS

7.1          Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement and the other transactions contemplated by this Agreement and the Arrangement shall be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of the following conditions:

(a)                                  the Interim Order shall have been granted in form and substance satisfactory to Biomira;

(b)                                 the Arrangement Resolution shall have been approved by the Biomira Shareholders;

(c)                                  the rights of dissent in relation to the Arrangement shall not have been exercised by holders of more than 1% of the issued and outstanding Biomira Shares;

(d)                                 the Final Order shall have been obtained in form and substance satisfactory to Biomira;

(e)                                  there shall not be in force any order or decree restraining or enjoining the Arrangement from being completed or the other transactions contemplated by this Agreement;

(f)                                    this Agreement shall not have been terminated pursuant to Article 8;

(g)                                 the Common Shares shall have been conditionally approved for listing on the TSX and NASDAQ, subject to the filing of required documentation;

(h)                                 all other approvals, consents, waivers, permits, orders, exemptions, agreements and amendments and modifications to agreements, indentures or arrangements of third Persons (other than Government Authorities), the failure of which to obtain or the non-expiration of which would, or could reasonably be expected, to have a Material Adverse Effect or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2;

(i)                                     the board of directors of each of the Parties shall have taken all necessary corporate actions to permit the completion of the Arrangement upon filing of the Articles of Arrangement;

(j)                                     all Regulatory Approvals shall have been obtained; and

(k)                                  there shall not exist any prohibition at Law against the completion of the Arrangement.

The above conditions are for the mutual benefit of the Parties and may be waived, in whole or in part, by mutual consent of the Parties at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then a Party may terminate this Agreement.

7.2          Conditions Precedent to the Obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2

The obligations of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 to complete the transactions contemplated by this Agreement and the Arrangement shall also be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of each of the following conditions:

(a)                                  the representations and warranties of Biomira contained in this Agreement shall be true and correct on the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of such date, except as affected by the transactions contemplated or permitted by this Agreement;

(b)                                 Biomira shall have performed or complied with all of the covenants and agreements hereunder to be performed and complied with by it on or prior to the Effective Time;

(c)                                  each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have received a certificate of Biomira addressed to each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 and dated the Effective Date, signed on behalf of the President of Biomira, or another officer of Biomira satisfactory to Biomira US and Biomira Sub-2, confirming that the conditions in sections 7.2(a) and 7.2(b) have been satisfied;

(d)                                 since the date of this Agreement, no action, suit or proceeding shall have been taken before or by any Government Authority or by any Person against Biomira, that would, if successful, have a Material Adverse Effect; and

(e)                                  the board of directors of Biomira shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Biomira to permit the completion of the Arrangement upon filing of the Articles of Arrangement.

The above conditions are for the benefit of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 and may be waived, in whole or in part, by Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 may terminate this Agreement.

7.3          Conditions Precedent to the Obligations of Biomira

The obligations of Biomira to complete the transactions contemplated by this Agreement and the Arrangement shall also be subject to the satisfaction or waiver, on or before the date specified or, if none is specified, on or before the Effective Date, of each of the following conditions:

(a)                                  the representations and warranties of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 contained in this Agreement shall be true and correct on the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of such date, except as affected by the transactions contemplated or permitted by this Agreement;

(b)                                 each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have performed or complied with all of the covenants and agreements hereunder to be performed and complied with by each of them on or prior to the Effective Time;

(c)                                  Biomira shall have received a certificate from each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 addressed to Biomira and dated the Effective Date, signed on behalf of the President of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2, or another officer of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 satisfactory to Biomira, confirming that the conditions in sections 7.3(a) and 7.3(b) have been satisfied;

(d)                                 since the date of this Agreement, no action, suit or proceeding shall have been taken before or by any Government Authority or by any private Person that would, if successful, have a Material Adverse Effect; and

(e)                                  the board of directors of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Biomira to permit the completion of the Arrangement upon filing of the Articles of Arrangement.

The above conditions are for the benefit of Biomira and may be waived, in whole or in part, by Biomira at any time. If any of the above conditions shall not have been complied with or waived by the Parties on or before the Effective Date or, if earlier, the date required for the performance thereof, then Biomira may terminate this Agreement.

7.4          Merger of Conditions

The conditions set out in section 7 hereof shall be conclusively deemed to be satisfied, waived or released upon the occurrence of the Effective Date.

ARTICLE 8
TERMINATION

8.1          Termination

This Agreement may be terminated by written notice promptly given to the other Parties, at any time prior to the Effective Date:

(a)                                  by mutual agreement in writing by each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2; or

(b)                                 as set forth in sections 7.1, 7.2 and 7.3 of this Agreement.

8.2          Effect of Termination

In the event of the termination of this Agreement as provided in section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 hereunder except as set forth in section 8.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any breach of this Agreement.

ARTICLE 9
GENERAL

9.1          Entire Agreement

This Agreement, including the other documents and instruments contemplated herein, constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

9.2          Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)                                  if to Biomira Canco:

2011-94 Street

Edmonton, Alberta

T5N 1H1

Attention:  Robert L. Kirkman

Facsimile:  (780) 450-4772

(b)                                 if to Biomira Sub-1:

2011-94 Street

Edmonton, Alberta

T5N 1H1

Attention:  Robert L. Kirkman

Facsimile:  (780) 450-4772

(c)                                  if to Biomira:

2011-94 Street

Edmonton, Alberta

T5N 1H1

Attention:  Robert L. Kirkman

Facsimile:  (780) 450-4772

(d)                                 if to Biomira US:

Suite 685, 110-110th Avenue N.E.

Bellevue, WA 98004

Attention:  Robert L. Kirkman

Facsimile:  (425) 450-0371

(e)                                  if to Biomira Sub-2:

2011-94 Street

Edmonton, Alberta

T5N 1H1

Attention:  Robert L. Kirkman

Facsimile:  (780) 450-4772

9.3          Amendment

This Agreement may, at any time on or before the Effective Date be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties.

9.4          Waiver

Each of Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2, on the one hand, and Biomira, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

9.5          Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.

9.6          Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of any of the other Parties, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7          Expenses

The Parties agree that, except as set out in Article 8, all out-of-pocket third party transaction expenses of the Arrangement, including legal and accounting fees, costs of preparing and delivering this Agreement and the Information Circular, regulatory filing fees, all disbursements by advisors and all printing and mailing costs, shall be paid by the Party incurring such expenses.

9.8          Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9          Counterparts

This Agreement may be executed in one or more counterparts and by facsimile, each of which so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Biomira Canco, Biomira Sub-1, Biomira US and Biomira Sub-2 have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

4442636 CANADA INC.

Per:	/s/ ROBERT L. KIRKMAN

4442644 CANADA INC.

Per:	/s/ ROBERT L. KIRKMAN

BIOMIRA INC.

Per:	/s/ ROBERT L. KIRKMAN

BIOMIRA CORPORATION

Per:	/s/ ROBERT L. KIRKMAN

4442652 CANADA INC.

Per:	/s/ ROBERT L. KIRKMAN

SCHEDULE 1

PLAN OF ARRANGEMENT

(attached)

SCHEDULE 1

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1          Definitions

In this Plan of Arrangement:

(a)                                  “Arrangement” means the arrangement pursuant to section 192 of the CBCA set forth in this Plan of Arrangement and any amendment thereto made in accordance with section 5.1;

(b)                                 “Arrangement Agreement” means the arrangement agreement dated September 11, 2007 among Biomira Canco, Biomira, Biomira US, Biomira Sub-1 and Biomira Sub-2;

(c)                                  “Arrangement Resolution” means the special resolution of the Biomira Shareholders approving the Arrangement and the Arrangement Agreement to be voted on at the Biomira Meeting;

(d)                                 “Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement;

(e)                                  “Biomira” means Biomira Inc., a corporation incorporated under the laws of Canada;

(f)                                    “Biomira Amalco” means the amalgamated corporation resulting from the Second Amalgamation of Biomira Sub-2 and Biomira Canco;

(g)                                 “Biomira Amalco Common Shares” means the common shares in the share capital of Biomira Amalco having the rights, privileges, restrictions and conditions set forth in the articles of amalgamation of Biomira Amalco;

(h)                                 “Biomira Canco” means 4442636 Canada Inc., a corporation incorporated under the laws of Canada;

(i)                                     “Biomira Canco Common Shares” means the common shares in the share capital of Biomira Canco having the characteristics set forth in Appendix “A” hereto;

(j)                                     “Biomira Canco Preferred Shares” means the non-voting redeemable Class A preference shares in the share capital of Biomira Canco having the characteristics set forth in Appendix “A” hereto;

(k)                                  “Biomira Common Shares” means the common shares in the share capital of Biomira having the characteristics set forth in Appendix “A” hereto;

(l)                                     “Biomira Edmonco” means the amalgamated corporation resulting from the First Amalgamation;

(m)                               “Biomira Edmonco Common Shares” means the common shares in the share capital of Biomira Amalco having the rights, privileges, restrictions and conditions set forth in the articles of amalgamation of Biomira Edmonco;

(n)                                 “Biomira Meeting” means the special meeting of holders of Biomira Shares (including any adjournments or postponements thereof) that is to be convened to consider and, if deemed advisable, to approve the Arrangement Resolution;

(o)                                 “Biomira Options” means the outstanding options to purchase an aggregate of 8,275,973 Biomira Common Shares issued pursuant to the Biomira Share Option Plan;

(p)                                 “Biomira Preferred Shares” means the non-voting redeemable Class A preference shares in the share capital of Biomira having the characteristics set forth in Appendix “A” hereto;

(q)                                 “Biomira RSUs” means the outstanding restricted share units to purchase an aggregate of 516,620 Biomira Common Shares issued pursuant to the Biomira Restricted Share Unit Plan;

(r)                                    “Biomira Restricted Share Unit Plan” means the restricted share unit plan of Biomira;

(s)                                  “Biomira Shareholder” means a registered holder of Biomira Shares from time to time, and “Biomira Shareholders” means all of such registered holders of Biomira Shares;

(t)                                    “Biomira Share Option Plan” means the share option plan of Biomira;

(u)                                 “Biomira Shares” means, collectively, Biomira Common Shares and Biomira Preferred Shares;

(v)                                 “Biomira Sub-1” means 4442644 Canada Inc., a wholly owned Subsidiary of Biomira Canco incorporated under the laws of Canada;

(w)                               “Biomira Sub-1 Shares” means the common shares in the share capital of Biomira Sub-1, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira Sub-1;

(x)                                   “Biomira Sub-2” means 4442652 Canada Inc., a wholly owned Subsidiary of Biomira US incorporated under the laws of Canada;

(y)                                 “Biomira Sub-2 Shares” means the common shares in the share capital of Biomira Sub-2, having the rights, privileges, restrictions and conditions set forth in the articles of Biomira Sub-2;

(z)                                   “Biomira US” means Biomira Corporation, a corporation incorporated under the laws of the State of Delaware;

(aa)                            “Biomira US Shares” means, collectively, Common Shares and Preferred Shares;

(bb)                          “Biomira Warrants” means the outstanding warrants to purchase an aggregate of 5,848,157 Biomira Common Shares issued at a price range between USD$1.86 and USD$3.45 per Biomira Common Share;

(cc)                            “Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday in Edmonton, Alberta, or a day on which banks in Edmonton, Alberta are not open for business;

(dd)                          “CBCA” means the Canada Business Corporations Act R.S.C. 1985, c. C-44, as amended;

(ee)                            “Certificate” means the certificate or certificates or other confirmation of filing to be issued by the Director pursuant to subsection 192(7) of the CBCA giving effect to the Arrangement.

(ff)                                “Common Shares” means the common shares in the share capital of Biomira US having the characteristics set forth in Appendix “B” hereto;

(gg)                          “Court” means the Court of Queen’s Bench of Alberta;

(hh)                          “Depositary” means Computershare Investor Services Inc., the registrar and transfer agent for the Common Shares and the Biomira Common Shares;

(ii)                                  “Director” means the Director appointed under section 260 of the CBCA;

(jj)                                  “Dissent Rights” means the rights of a Biomira Shareholder to dissent in respect of the Arrangement pursuant to Article 3 hereof;

(kk)                            “Dissenting Shareholder” means those Biomira Shareholders who have fully and properly exercised their Dissent Rights pursuant to Article 3 hereof and have not withdrawn their dissent;

(ll)                                  “Effective Date” means the date the Arrangement becomes effective under the CBCA;

(mm)                      “Final Order” means the order of the Court approving the Arrangement pursuant to subsection 192(4) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(nn)                          “First Amalgamation” means the amalgamation between Biomira and Biomira Sub-1 as set forth in section 2.2(a) hereof;

(oo)                          “Former Biomira Shareholders” means the holders of Biomira Shares immediately prior to the Effective Date;

(pp)                          “Interim Order” means an interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Biomira Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(qq)                          “Preferred Shares” means the Class UA preference shares in the capital of Biomira US having the characteristics set forth in Appendix “C” hereto;

(rr)                                “Replacement Option” has the meaning ascribed thereto in subsection 2.2(v);

(ss)                            “Replacement RSU” has the meaning ascribed thereto in subsection 2.2(vi);

(tt)                                “Replacement Warrant” has the meaning ascribed thereto in subsection 2.2(vii);

(uu)                          “Second Amalgamation” means the amalgamation between Biomira Sub-2 and Biomira Canco as set forth in section 2.2(d) hereof; and

(vv)                          “Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta);

1.2          Headings and References

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

1.3          Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and a reference to a person shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.4          Appendices

The following Appendices are attached to this Plan of Arrangement and form part hereof:

Appendix “A”	Provisions attached to the Biomira Common Shares and the Biomira Preferred Shares which are identical to the Biomira Canco Common Shares and the Biomira Canco Preferred Shares
Appendix “B”	Provisions attached to the Common Shares
Appendix “C”	Provisions attached to the Preferred Shares

ARTICLE 2

THE ARRANGEMENT

2.1          Arrangement Agreement

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2          Plan of Arrangement

On the Effective Date, the following shall occur and be deemed to occur in the following chronological order without further act or formality:

(a)                                  Biomira Sub-1 and Biomira shall amalgamate to form Biomira Edmonco and shall continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

(b)                                 all of the shareholders who owned shares of Biomira immediately before the First Amalgamation, shall receive shares in the capital of Biomira Canco as set forth in section 2.2(c);

(c)                                  immediately upon the First Amalgamation to form Biomira Edmonco as set forth in section 2.2(a):

(i)                                     each six issued and outstanding Biomira Common Shares held by a Biomira Shareholder (other than Biomira Common Shares held by a Dissenting Shareholder) shall be exchanged for one Biomira Canco Common Shares, having the effect of a 6 for 1 reverse split of the outstanding Biomira Common Shares, whereupon such Biomira Common Shares shall be cancelled by Biomira (as continued in amalgamated form);

(ii)                                  each of the 12,500 issued and outstanding Biomira Preferred Share (other than Biomira Preferred Shares held by a Dissenting Shareholder) shall be exchanged for one Biomira Canco Preferred Share, whereupon such Biomira Preferred Shares shall be cancelled by Biomira (as continued in amalgamated form);

(iii)                               each issued and outstanding Biomira Sub-1 Share held by Biomira Canco immediately prior to the Effective Date shall be converted into one Biomira Edmonco Common Share;

(iv)                              each originally issued and outstanding share of Biomira Canco immediately prior to the Effective Date shall be cancelled by Biomira Canco; and

(v)                                 immediately upon the First Amalgamation, Biomira Edmonco shall add to the stated capital account maintained in respect of the Biomira Edmonco Common Shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-1 and Biomira in the other) of the capital of each of Biomira Sub-1 and Biomira immediately before the Effective Date, which amount shall be allocated to the stated capital account maintained for the Biomira Edmonco Common Shares;

(d)                                 Biomira Sub-2 and Biomira Canco shall amalgamate to form Biomira Amalco and shall continue as one corporation under the CBCA in the manner set out in section 181 of the CBCA;

(e)                                  all of the shareholders who owned shares in the capital of Biomira Canco immediately before the Second Amalgamation, shall receive shares in the capital of Biomira US as set forth in section 2.2(f);

(f)                                    immediately upon the Second Amalgamation to form Biomira Amalco as set forth in section 2.2(d):

(i)                                     each issued and outstanding Biomira Canco Common Share shall be exchanged for one Common Share, whereupon such Biomira Canco Common Shares shall be cancelled by Biomira Canco (as continued in amalgamated form);

(ii)                                  each issued and outstanding Biomira Canco Preferred Share shall be exchanged for one Preferred Share, whereupon such Biomira Canco Preferred Share shall be cancelled by Biomira Canco (as continued in amalgamated form);

(iii)                               each issued and outstanding Biomira Sub-2 Share held by Biomira US immediately prior to the Effective Date shall be converted into one Biomira Amalco Common Share;

(iv)                              each originally issued and outstanding share of Biomira US immediately prior to the Effective Date shall be cancelled by Biomira US; and

(v)                                 immediately upon the Second Amalgamation, Biomira Amalco shall add to the stated capital account maintained in respect of the Biomira Amalco Common Shares an aggregate amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of all of the shares (except any shares held by either of Biomira Sub-2 and Biomira Canco in the other) of the capital stock of each of Biomira Sub-2 and Biomira Canco immediately before the Effective Date, which amount shall be allocated to the stated capital account maintained for the Biomira Amalco Common Shares;

(g)                                 each Biomira Option shall be exchanged for an option of Biomira US (a “Replacement Option”) to purchase that number of Common Shares equal to the number of shares subject to such Biomira Option divided by six. Such Replacement Option shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira Option immediately prior to the Effective Date multiplied by six;

(h)                                 each Biomira RSU shall be exchanged for a restricted share unit of Biomira US (a “Replacement RSU”) to purchase that number of Common Shares equal to the number of shares subject to such Biomira RSU. Such Replacement RSU shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira RSU immediately prior to the Effective Date multiplied by six; and

(i)                                     each Biomira Warrant shall be exchanged for a warrant of Biomira US (a “Replacement Warrant”) to purchase that number of Common Shares equal to the number of shares subject to such Biomira Warrant divided by six. Such Replacement Warrant shall provide for an exercise price per Common Share equal to the exercise price per share of such Biomira Warrant immediately prior to the Effective Date multiplied by six.

2.3          Effect of the First Amalgamation

The effect of the First Amalgamation provided in section 2.2(a) shall be as follows:

(a)                                  the articles of Biomira Edmonco shall be the same as the Biomira articles;

(b)                                 the by-laws of Biomira Edmonco shall be the same as the Biomira by-laws;

(c)                                  the directors of Biomira Edmonco shall be the same as the directors of Biomira;

(d)                                 each Biomira Common Share and Biomira Preferred Share shall be cancelled without any repayment of capital in respect thereof;

(e)                                  all of the property and liabilities of each of Biomira Sub-1 and Biomira immediately before the First Amalgamation shall become property and liabilities of Biomira Edmonco by virtue of the First Amalgamation;

(f)                                    Biomira Edmonco shall continue to be liable for the obligations of each of Biomira Sub-1 and Biomira;

(g)                                 any existing cause of action, claim or liability to prosecution of either Biomira Sub-1 or Biomira shall be unaffected;

(h)                                 any civil, criminal or administrative action or proceeding pending by or against Biomira Sub-1 or Biomira may be continued to be prosecuted by or against Biomira Edmonco; and

(i)                                     any convictions against or ruling, order or judgment in favour of or against, Biomira Sub-1 or Biomira may be enforced by or against Biomira Edmonco.

2.4          Effect of the Second Amalgamation

The effect of the Second Amalgamation provided in section 2.2(d) shall be as follows:

(a)                                  the articles of Biomira Amalco shall be the same as the Biomira Canco articles;

(b)                                 the by-laws of Biomira Amalco shall be the same as the Biomira Canco by-laws;

(c)                                  the directors of Biomira Amalco shall be the same as the directors of Biomira Canco;

(d)                                 each Biomira Canco Common Share and Biomira Canco Preferred Share shall be cancelled without any repayment of capital in respect thereof;

(e)                                  all of the property and liabilities of each of Biomira Sub-2 and Biomira Canco immediately before the Second Amalgamation shall become property and liabilities of Biomira Amalco by virtue of the Second Amalgamation;

(f)                                    Biomira Amalco shall continue to be liable for the obligations of each of Biomira Sub-2 and Biomira Canco;

(g)                                 any existing cause of action, claim or liability to prosecution of either Biomira Sub-2 and Biomira Canco shall be unaffected;

(h)                                 any civil, criminal or administrative action or proceeding pending by or against Biomira Sub-2 and Biomira Canco may be continued to be prosecuted by or against Biomira Amalco; and

(i)                                     any convictions against or ruling, order or judgment in favour of or against, Biomira Sub-2 and Biomira Canco may be enforced by or against Biomira Amalco.

2.5          Assumption of Rights under Biomira Plans

As of the Effective Date, Biomira US shall assume the obligations of Biomira under each of the Biomira Share Option Plan, the Biomira Restricted Share Unit Plan and the Biomira Warrants all on the terms contained therein, subject to any amendments or modifications required to be made to such plans to give effect to the Arrangement as set forth in this Plan of Arrangement.

2.6          Post-Effective Time Procedures

(a)                                  On or promptly after the Effective Date, Biomira US shall deliver or arrange to be delivered to the Depositary certificates representing the Common Shares required to be issued to Former Biomira Shareholders in accordance with the provisions of Article 4 hereof.

(b)                                 Upon receipt of a surrendered Biomira Preferred Share certificate by a holder thereof, Biomira US shall deliver or arrange to be delivered to such Former Biomira Shareholder a certificate representing the Preferred Shares required to be issued to such Former Biomira Shareholder in accordance with the provisions of Article 4 hereof.

(c)                                  Subject to the provisions of Article 4 hereof, Former Biomira Shareholders shall be entitled to receive delivery of the certificates representing the Common Shares and Preferred Shares to which they are entitled pursuant to section 2.2 hereof.

2.7          No Fractional Shares

No fractional Common Share shall be issued to Former Biomira Shareholders and any amount of fractional Common Shares otherwise issuable will be paid in cash. The issue price for any fractional share of Common Shares shall be paid in Canadian dollars and based on the ten day weighted average trading price of the Biomira Common Shares listed on the Toronto Stock Exchange immediately prior to the Effective Date of the Arrangement

ARTICLE 3

DISSENT RIGHTS

3.1          Dissent Rights

Biomira Shareholders may exercise rights of dissent with respect to Biomira Common Shares and Biomira Preferred Shares in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in section 190 of the CBCA, provided that, notwithstanding the provisions of subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution to approve the Arrangement contemplated by subsection 190(5) of the CBCA must be received by Biomira not later than 5:00 p.m. (Edmonton time) on the Business Day immediately prior to the date of the Biomira Meeting and provided further that Biomira Shareholders who exercise such rights of dissent and who:

(a)                                  are ultimately entitled to be paid fair value for their Biomira Common Shares and Biomira Preferred Shares, which fair value, notwithstanding anything to the contrary contained in section 190 of the CBCA, shall be determined as of the Effective Date, shall be deemed to have transferred such Biomira Common Shares and Biomira Preferred Shares to Biomira for cancellation at the Effective Date or

(b)                                 are ultimately not entitled, for any reason, to be paid fair value for their Biomira Common Shares and Biomira Preferred Shares shall be deemed to have participated in the Arrangement on the basis set forth in section 2.2 hereof;

but further provided that in no case shall Biomira Canco, Biomira Sub-1, Biomira, Biomira US or Biomira Sub-2 or any other person be required to recognize Dissenting Shareholders as holders of Biomira Common Shares or Biomira Preferred Shares after the Effective Date, and the names of such

Dissenting Shareholders shall be deleted from the register of holders of Biomira Common Shares and Biomira Preferred Shares immediately prior to the Effective Date.

ARTICLE 4

DELIVERY OF BIOMIRA US SHARES

4.1          Delivery of Common Shares and Preferred Shares

(a)                                  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the Biomira Common Shares formerly represented by such certificate under the CBCA and the by-laws of Biomira and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Date, a certificate representing the Common Shares which such holder is entitled to receive in accordance with section 2.6 hereof.

(b)                                 Upon surrender to Biomira US for cancellation of a certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Preferred Shares the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and Biomira US shall deliver to such holder following the Effective Date, a certificate representing the Preferred Shares which such holder is entitled to receive in accordance with section 2.6 hereof.

(c)                                  After the Effective Date and until surrendered for cancellation as contemplated by subsections 4.1(a) and 4.1(b) hereof, each certificate which immediately prior to the Effective Date represented one or more Biomira Common Shares or Biomira Preferred Shares, as applicable, shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Common Shares or Preferred Shares, as applicable, which the holder of such certificate is entitled to receive in accordance with subsections 4.1(a) and 4.1(b), as applicable, hereof.

4.2          Lost Certificates

(a)                                  Biomira Common Shares—In the event that any certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Common Shares which such holder is entitled to receive in accordance with section 2.2 hereof. When authorizing such delivery of a certificate representing the Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Common Shares is to be delivered shall, as a condition precedent to the delivery of such Common Shares, give a bond satisfactory to Biomira US and the Depositary in such amount as Biomira US and the Depositary may direct, or otherwise indemnify Biomira US and the Depositary in a manner satisfactory to Biomira US and the Depositary, against any claim that may be made against Biomira US or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Biomira US.

(b)                                 Biomira Preferred Shares—In the event that any certificate which immediately prior to the Effective Date represented one or more outstanding Biomira Preferred Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, Biomira US shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Preferred Shares which such holder is entitled to receive in accordance with section 2.2 hereof. When authorizing such delivery of a certificate representing the Preferred Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Preferred Shares is to be delivered shall, as a condition precedent to the delivery of such Preferred Shares, give a bond satisfactory to Biomira US in such amount as Biomira US may direct, or otherwise indemnify Biomira US in a manner satisfactory to Biomira US against any claim that may be made against Biomira US with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Biomira US.

4.3          Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Date with respect to Common Shares or Preferred Shares with a record date after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Biomira Common Shares or Biomira Preferred Shares, as applicable, unless and until the holder of such certificate shall have complied with the provisions of section 4.1 or section 4.2 hereof. Subject to applicable law and to section 4.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Common Shares or Preferred Shares, as applicable, to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Date theretofore paid with respect to such Common Shares or Preferred Shares, as applicable.

4.4          Withholding Rights

Biomira US and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Biomira Shareholder such amounts as Biomira US or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Biomira Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.5          Limitation and Proscription

To the extent that a Former Biomira Shareholder shall not have complied with the provisions of section 4.1 or section 4.2 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the Common Shares or Preferred Shares which such Former Biomira Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing (i) the Common Shares shall be delivered to Biomira US by the Depositary for cancellation and shall be cancelled by Biomira US, and the interest of the Former Biomira Shareholder in such Common Shares shall be terminated as of such final proscription date; and (ii) the Preferred Shares shall be cancelled by Biomira US, and the interest of the Former Biomira Shareholder in such Preferred Shares shall be terminated as of the final proscription date.

ARTICLE 5

AMENDMENT

5.1          Amendment

(a)                                  Each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the others, (iii) filed with the Court, and (vi) communicated to the Biomira Shareholders, if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by either of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2 at any time prior to the Biomira Meeting, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Biomira Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court shall be effective only if it is consented to by each of Biomira Canco, Biomira Sub-1, Biomira, Biomira US and Biomira Sub-2.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Biomira US, provided that it concerns a matter which, in the reasonable opinion of Biomira US, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

APPENDIX A

PROVISIONS ATTACHED TO THE BIOMIRA COMMON SHARES AND THE BIOMIRA
PREFERRED SHARES WHICH ARE IDENTICAL TO THE BIOMIRA CANCO COMMON SHARES
AND THE BIOMIRA CANCO PREFERRED COMMON SHARES

A.                                   Authorized Capital

The corporation is authorized to issue:

(a)                                  12,500 Class A Shares,

(b)                                 An unlimited number of Common Shares.

B.                                     Rights, Privileges, Restrictions and Conditions

1.                                       Dividends

The holders of the Class A shares shall not be entitled to receive and the corporation shall not pay any dividends on the Class A shares.

Subject to the obligation of the corporation to redeem non-voting redeemable Class A shares as provided for in the provisions attaching to such shares, the holders of the Common Shares shall be entitled to receive, and the corporation shall pay thereon, dividends as and when declared by the directors of the corporation.

2.                                       Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among shareholders for the purpose of winding-up its affairs, the holders of the Class A shares, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of (a) 20% of the Net Profits of the corporation (as defined in subclause 3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its shareholders together with 20% of the Net Profits of the corporation (as defined in subclause 3(c) hereof) for the last completed financial year less any amounts of said net profits received by the holders of the Class A shares pursuant to subclause 3(c) hereof and (b) the aggregate Redemption Amount (as defined in subclause 3(a) hereof) of all the Class A shares then outstanding before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Shares of the corporation. After payment to the holders of the Class A shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets or property of the corporation;

In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class A shares, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the corporation.

3.                                       Redemption

(a)                                  The corporation may, subject to the requirements of the Act, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Class A shares on payment for each share to be redeemed of $100, the same constituting and being referred to in subclause 3(b) hereof as the “Redemption Amount”.

(b)                                 In the case of redemption of Class A shares under the provisions of subclause 3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the Class A shares, at least 10 days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of Class A shares to be redeemed a notice in writing of the intention of the corporation to redeem such Class A shares. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such shareholder at his address as it appears on the records of the corporation or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder or if delivered, delivered to each such shareholder at such address; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the Class A shares for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the Class A shares. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the registered holders of the Class A shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the Class A shares called for redemption. Such payment shall be made by cheque payable at par at any branch of the corporation’s bankers in Canada. If less than all of the Class A shares represented by any certificate are redeemed the holder shall be entitled to receive a new certificate for that number of Class A shares represented by the original certificate which are not redeemed. From and after the date specified for redemption in any such notice the holders of the Class A shares called for redemption shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of shareholders shall remain unaffected. The corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class A shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Class A shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class A shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the Class A shares which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

(c)                                  Notwithstanding the foregoing provisions, the corporation shall each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation’s preceding financial year, redeem in accordance with subclause 3(b) hereof that number of Class A shares (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the corporation (as hereinafter defined) for such preceding financial year by $100. If such number of Class A shares so determined to be redeemed is more than the total number of Class A shares then outstanding, the corporation shall redeem all such Class A shares then outstanding within such 30 day period. “Net Profits of the corporation” means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

4.                                       Voting Rights

The holders of the Class A shares as such shall not be entitled to receive notice of or to attend and vote at any meeting of the shareholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the Class A shares would be entitled to vote separately as a class in which case the holders of the Class A shares shall be entitled to receive notice of and to attend and vote at such meeting.

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the corporation and shall be entitled to one vote in respect of each Common Share held at such meetings.

APPENDIX B and APPENDIX C

PROVISIONS ATTACHED TO THE COMMON SHARES

AND

PROVISIONS ATTACHED TO THE PREFERRED SHARES

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIOMIRA CORPORATION

Biomira Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.                                   The name of the Corporation is Biomira Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2007.

B.                                     This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 241 of the Delaware General Corporation Law.

C.                                     As of the date of this Amended and Restated Certificate of Incorporation, the Corporation has issued no shares of stock and has received no payment for shares of its stock.

D.                                    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its sole incorporator, this 10th day of September, 2007.

BIOMIRA CORPORATION a Delaware corporation

By:	/s/ Effie Toshav
Effie Toshav Sole Incorporator

EXHIBIT A

ARTICLE I

1.1                                 The name of the corporation is Biomira Corporation.

ARTICLE II

2.1                                 The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

3.1                                 The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV

4.1                                 The corporation shall have authority to issue a total of 110,012,500 shares of capital stock divided into 3 classes as follows:

(a)                                  One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

(b)                                 Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(c)                                  Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the “Class UA Preferred Stock”). The powers Class UA Preferred Stock shall be as set for in Article VI below.

4.2                                 The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The preferences, rights, qualifications, limitations and restrictions of the Common Stock and Class UA Preferred Stock are as follows:

5.1                                 Dividends.

(a)                                  The holders of the shares of Class UA Preferred Stock shall not be entitled to receive, and the corporation shall not pay, any dividends on the Class UA Preferred Stock.

(b)                                 Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors.

5.2                                 Liquidation, Dissolution or Winding-Up.

(a)                                  In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among stockholders for the purpose of winding-up its affairs, the holders of the Class UA Preferred Stock, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of:

(i)                                     Twenty percent (20%) of the Net Profits of the Corporation (as defined in Section 5.3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its stockholders together with twenty percent (20%) of the Net Profits of the Corporation for the last completed financial year less any amounts of said net profits received by the holders of the shares of Class UA Preferred Stock pursuant to Section 5.3(c) hereof; and

(ii)                                  The aggregate Redemption Amount (as defined in Section 5.3(a) hereof) of all the shares of Class UA Preferred Stock then outstanding, before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Stock of the corporation or the shares of any other series or class of capital stock ranking junior to the Class UA Preferred Stock. After payment to the holders of the Class UA Preferred Stock of the amount so payable to them as above provided, such holders shall not be entitled to share in any further distribution of the assets or property of the corporation by virtue of their ownership of shares of Class UA Preferred Stock.

(b)                                 After the payment or setting aside for payment to the holders of Class UA Preferred Stock of the full amounts specified in Section 5.2(a) above, the entire remaining assets of the corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the corporation in proportion to the number of shares of Common Stock held by them, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

5.3                                 Redemption.

(a)                                  The corporation may, subject to the requirements of the DGCL, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time all or any lesser number of the then outstanding shares of Class UA Preferred Stock on payment for each share to be redeemed of One Hundred Canadian Dollars (Cdn. $100.00) (the “Redemption Amount”).

(b)                                 In the case of redemption of Class UA Preferred Stock under the provisions of Section 5.3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the shares of Class UA Preferred Stock, at least ten days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of shares of Class UA Preferred Stock to be redeemed a notice in writing of the intention of the corporation to redeem such shares of Class UA Preferred Stock. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such stockholder at his, her or its address as it appears on the records of the corporation or in the event of the address of any such stockholder not so appearing then to the last known address of such stockholder or if delivered, delivered to each such stockholder at such address; provided, however, that accidental failure to give any such notice to one or more of such stockholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the shares of Class UA Preferred Stock for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the shares of Class UA Preferred Stock. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the record holders of the shares of Class UA Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the shares of Class UA Preferred Stock called for redemption. Such payment shall be made by check payable at par at any branch of the corporation’s bankers in Canada. If less than all of the shares of Class UA Preferred Stock represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of shares of Class UA Preferred Stock represented by the original certificate that are not redeemed. From and after the date specified for redemption in any such notice, the holders of the shares of Class UA Preferred Stock called for redemption shall not be entitled to exercise any of the rights of stockholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of stockholders shall remain unaffected. The corporation shall have the right, at any time after the mailing of notice of its intention to redeem any shares of Class UA Preferred Stock, to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such shares of Class UA Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares of UA Preferred Stock in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the shares of Class UA Preferred Stock which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

(c)                                  Notwithstanding the foregoing provisions, the corporation shall, each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation’s preceding financial year, redeem, subject to the requirements of the DGCL and in accordance with Section 5.3(b) hereof, that number of shares of Class UA Preferred Stock (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the Corporation (as hereinafter defined) for such preceding financial year by One Hundred Canadian Dollars (Cdn. $100.00). If such number of shares of Class UA Preferred Stock so determined to be redeemed is more than the total number of shares of Class UA Preferred Stock then outstanding, the corporation shall redeem all such shares of Class UA Preferred Stock then outstanding within such thirty (30) day period. “Net Profits of the Corporation” means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

(d)                                 The shares of Common Stock shall have no right of redemption.

5.4                                 Voting Rights.

(a)                                  Class UA Preferred Stock.  The holders of the shares of Class UA Preferred Stock as such shall not be entitled to receive notice of, or to attend and vote at, any meeting of the stockholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA Preferred Stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA Preferred Stock shall be entitled to receive notice of and to attend and vote at such meeting.

(b)                                 Common Stock.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

(c)                                  Adjustment in Authorized Stock.  The number of authorized shares of any class or series of the corporation’s stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation.

ARTICLE VI

6.1                                 The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

6.2                                 Effective at such time as the corporation becomes a reporting issuer under the Securities and Exchange Act of 1934 (the “Effective Date”), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

6.3                                 Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.4                                 Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and may not be filled by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

6.5                                 No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

7.1                                 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

8.1                                 Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX

9.1                                 No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE X

10.1                           To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

10.2                           The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

10.3                           The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

10.4                           Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

11.1                           Except as provided in Article X above, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.1(b) of Article IV, Sections 6.2, 6.3, 6.4 and 6.5 of Article VI, Article IX or Article XI of this Certificate of Incorporation.

ARTICLE XII

12.1                           The name and mailing address of the incorporator are as follows:

Effie Toshav

Wilson Sonsini Goodrich & Rosati, Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104